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(EXHIBIT 10.5(B))

                            CARDSERVICE INTERNATIONAL, INC

                           LEAD PRINCIPAL MEMBER AGREEMENT

     This Agreement (the "Agreement") is effective as of 04/17/91 by and between CARDSERVICE INTERNATIONAL, INC., a California Corporation (hereinafter Cardservice) with its principal business at 21122 Erwin St., Woodland Hills, CA 91367 and Tehama County Bank, a California Corporation, with its principal business address at 237 South Main Street, Red Bluff, CA 96080.

     WHEREAS, Cardservice is in the business of providing consulting and business development services to financial institutions which may be delivered through its own facilities or subcontracted with external vendors;

     WHEREAS, Cardservice will function as marketing, business development, and merchant servicing service for credit card services point of sale equipment, and other related merchant transactions;

     WHEREAS, Tehama County Bank will serve as a lead principal member maintaining and/or obtaining VISA/Mastercard licensing for merchant bankcard clearing; and

     WHEREAS, Tehama County Bank will provide Cardservice with certain services to facilitate credit card and financial transactions.

     0.0 Cardservice agrees to establish a reserve account in an interest-bearing account at Tehama County Bank in an amount equal to 50 basis points of the initial merchant processing net monthly processing volume or $25,000; whichever is greater.

     0.1 Cardservice agrees to increase the reserve account at a rate of 05 basis points per month until the reserve balance is equal to 100 basis points of the net monthly processing volume.

     0.2 Cardservice agrees to maintain the reserve account for the term of this agreement; and further agrees to continue the reserve account set forth above for a period of six months following the expiration of this agreement.

     0.3 Cardservice agrees to establish a general account in an interest-bearing account at Tehama County Bank in an amount of $10,000.

     0.4 Cardservice agrees to maintain an operating balance in the general account for the term of this Agreement.

     0.5 Cardservice agrees to reimburse Tehama County Bank on a monthly basis for payroll expense in an amount set by Tehama County Bank but not to exceed $2000.

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     1.0   Tehama County Bank's relationship with Cardservice through the executed duties and responsibilities listed herein, will provide Tehama County Bank with:

           (a)   An expanded geographic marketing area;

           (b)   Reduced risk in VISA/Mastercard processing; and

           (c)   Generation of fee income.

Distribution of the earned fee income is as follows:

     1.1 Cardservice authorizes Tehama County Bank to withhold as a processing fee, income equal to 15 basis points of the net sales for all deposits processed by Tehama County Bank in its capacity as a lead principal member.

     1.2 Cardservice authorizes Tehama County Bank to deposit the remaining revenues earned into the general account.

     1.3 Cardservice further authorizes Tehama County Bank to charge the general account for payment of any/all of the following:

           (a) All VISA interchange charges, transaction charges, frequency charges;

           (b) All MCI interchange charges, transaction charges, frequency charges;

           (c) All Cardservice vendor processing charges i.e.: FDR, Envoy, MDI, etc.

     1.4 If Tehama County Bank incurs any losses in any one or more bankcard transactions contemplated by this AGREEMENT, Tehama County Bank SHALL HAVE THE RIGHT TO IMMEDIATELY REIMBURSE ITSELF FROM THE RESERVE ACCOUNT.

     2.0   Tehama County Bank agrees to the following considerations.

     2.1 Tehama County Bank agrees to perform all requirements as lead principal member for Cardservice.

     2.2 Tehama County Bank agrees to retain Cardservice to perform marketing and business development services.

     2.3 Tehama County Bank agrees to maintain and/or obtain appropriate membership in VISA U.S.A., Incorporated (VISA), MCI International (MCI), and in all other entities required to allow Cardservice the authority to participate as a card issuing member and/or as a merchant member. All costs, expenses, fees, and other expenditures incurred by Tehama County Bank in connection with acquiring and maintaining such membership(s) in good standing shall be underwritten by Tehama County Bank (this does not apply to vendor processing fees). This paragraph is applicable only if Tehama County Bank were to participate as a card issuing member.


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     2.4   Tehama County Bank agrees to cooperate with Cardservice to establish a computer to computer interface through which Tehama County Bank and the processing vendor, may transmit information necessary to provide accurate merchant account set up, on-line merchant information, and daily security reporting.

     3.0 VISA, MCI RULES AND REGULATIONS. Tehama County Bank agrees to abide by and comply with all of the BY-LAWS, Rules, Regulations, and Directives as they are from time to time published and amended by MCI, VISA, or any other entity in which Tehama County Bank has membership pursuant to paragraph 2.3 hereinabove. Tehama County Bank shall be fully responsible for any consequences resulting from a failure of any merchants contracting with Tehama County Bank to comply with such By-Laws, Rules, Regulations and Directives.

     4.0 DAILY RECORD KEEPING BY BANK. Tehama County Bank agrees to provide Cardservice with the following records within thirty-six (36) hours after such request is made by Cardservice.

     4.1   Gross merchant charges per day per merchant; (VISA/MCI).

     4.2   Net VISA/MCI sales per day per merchant on all:

           (a)   All VISA interchange charges.

           (b)   All MCI interchange charges.

           (c)   All vendor processing charges.

           (d)   All chargebacks.

           (e)   All rejects.

     4.3 Settlement statement to reconcile the funds received from vendor processor, including computation of Tehama County Bank fees, and addition to Cardservice's reserve account; and other information upon request.

     5.0 ADVERTISING. Tehama County Bank agrees that Cardservice may use its name in Cardservice's promotional/advertising material with the advance consent of Tehama County Bank.

     6.0 SUPPLIES AND EQUIPMENT. Cardservice agrees to provide its merchants with supplies/equipment.

     7.0 LAWS AND REGULATIONS. Tehama County Bank agrees to comply with all applicable laws and regulations regulating credit and credit cards.

     8.0 ELECTRONIC TICKET CAPTURE. Through the use of a point of sale terminal, merchant VISA/Mastercard sales will be deposited into merchant bank accounts by the process of electronic ticket capture.


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     8.1   Tehama County Bank agrees to facilitate this deposit by opening the necessary merchant account, or by providing deposit service to the merchant through use of the Automatic Clearing House (ACH).

     8.2 Tehama County Bank will have the final right to refuse any merchant recommended by Cardservice.

     8.3 Any new client of Tehama County Bank caused by Cardservice will complete to the satisfaction of Tehama County Bank all necessary forms and agreements required by Tehama County Bank, VISA, and MCI on forms provided by Cardservice for distribution to merchants.

     8.4 Tehama County Bank agrees to release Cardservice, its respective officers, directors and representatives from all claims, demands, liabilities and damages resulting from relationships with merchants for normal banking services such as maintaining checking accounts.

     9.0 TERM. This Agreement shall be effective as of the execution date hereof by Cardservice and shall continue in full force for a period of five years. This Agreement will automatically renew for additional five year periods unless written notice of cancellation is delivered 30 days prior to the expiration date of any of the renewal periods by either party, provided Cardservice notifies Tehama County Bank via certified mail 90 days prior to the expiration of this Agreement of the expiration date.

     9.1 NON PERFORMANCE CLAUSE. Cardservice agrees to perform to the best of its ability all of its responsibilities listed herein. Tehama County Bank may invoke revocation of this Agreement by prevailing in a claim brought against Cardservice for NON PERFORMANCE in accordance with the ARBITRATION provision set forth in Section 22 of this Agreement.

     10.0 WARRANTY STATEMENT. Cardservice warrants that in carrying out its obligations hereunder, the information originated and transmitted to Tehama County Bank by Cardservice or its sub-contractors shall be accurate and the services shall be performed with due care.

     11.0 CONFIDENTIALITY. It is understood that, in the performance of services under this Agreement, Cardservice may have access to private or confidential information of Tehama County Bank. Cardservice shall use its best efforts to keep, and to have its employees and agents keep, any and all such information confidential and to use such information only for the purpose of fulfilling the services to be performed under this Agreement or as otherwise agreed by merchant. Cardservice shall not be entitled to provide information concerning Tehama County Bank accounts to third parties pursuant to an administrative or judicial subpoena, summons, search warrant or other governmental order, or through informal request of governmental agencies without first notifying Tehama County Bank of such order of informal request and providing to Tehama County Bank adequate time to satisfy any requirements that Tehama County Bank may have under applicable laws. Tehama County Bank agrees to hold confidential and to use only in connection with the services provided under this Agreement, all proprietary information Cardservice furnishes to Tehama County Bank which is identified as proprietary.


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     12.0  REGULATION.  It is understood and agreed to by the parties hereto that the performance of said services are or may be subject to regulation of the Federal and State Regulatory Agencies, and Cardservice and Tehama County Bank are each authorized to submit or furnish to any such agency such reports, information, assurances or other data as may be required by them under related and applicable laws and regulations.

     13.0 NOTICES. Any written notice required or permitted to be given by Tehama County Bank to Cardservice hereunder shall be addressed to:

           CARDSERVICE INTERNATIONAL, INC
           21122 ERWIN ST.
           WOODLAND HILLS, CA 91367

and any written notice required or permitted to be given by CARDSERVICE to Tehama County Bank under this Agreement shall be addressed to:

           Tehama County Bank
           237 South Main Street
           Red Bluff, CA 96080

     14.0 INDEPENDENT CONTRACTOR. Nothing herein contained shall be construed as constituting a form of any type of a partnership, joint venture or agency between the parties hereto. The relationship is intended by the parties as one of independent contractor.

     15.0 ASSIGNMENT. This Agreement shall not be assignable in whole or in part by any of the parties hereto without the prior written consent of the other parties hereto and any assignment without such written consent shall be void. However, any of the parties hereto may assign this Agreement to the successor of its business through merger, sale of assets or other reorganization.

     16.0 AUTHORITY. Each party of this Agreement hereby represents and warrants to the others that it has the full right, power, and authority to enter into and perform this Agreement in accordance with all of the terms, provisions, covenants and conditions hereof, and that the execution and delivery of this Agreement has been duly authorized by proper corporate action.

     17.0 SPECIAL EVENTS. In the event any of the parties to this Agreement shall cease conducting business in the ordinary course, becomes insolvent, makes a general assignment for the benefit of creditors, suffers or permits the appointment of a receiver for its business or assets, or shall avail itself of, or become subject to, any proceeding under the Federal Bankruptcy Laws or any statute of any state relating to insolvency or the protection of the rights of creditors, then (at the option of the other parties hereto), this Agreement shall terminate and be of no further force and effect, and any property or rights of such other parties, tangible or intangible, shall forthwith be returned to them.

     18.0 FORCE MAJEURE. Each party hereto will be excused from performance hereunder when and to the extent that it is prevented from performance by, but not limited to, the following: computer, utility or communications breakdown, inability to operate or obtain services


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for its equipment, fire, and Act of God, or any act of a third party beyond its control provided that it takes all steps reasonably practical and necessary to effect prompt resumption of its respective responsibilities set forth hereunder in full or in part.

     19.0 WAIVER. Any delay, waiver or omission by any party to this Agreement to exercise any right or power arising from any breach or default of any other party in any of the terms, provisions or covenants of this Agreement shall not be construed to be a waiver by that party of any subsequent breach or default of the same or other terms, provisions of covenants on the part of any other party hereto.

     20.0 BENEFIT. This Agreement shall be binding upon and shall representatives and successors and assign as provided herein.

     21.0 ATTORNEY'S FEES. Should either party hereto be required to seek the services of an attorney to enforce its rights hereunder, the prevailing party in such action shall be awarded attorney's fees and other collection fees and legal costs incurred by that party in connection herewith.

     22.0 ARBITRATION. Any controversy or claim arising out of or relating to this or any related agreements or default thereunder shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.

     23.0 LAW. This Agreement shall be governed in all respects by and construed in accordance with the laws of the State of California.

     24.0 SEVERABILITY. Should any of the provisions of this Agreement be invalid, such invalidity shall not affect the validity of the remaining provisions.

     25.0 ENTIRE AGREEMENT. This Agreement constitutes the only agreement between the parties hereto relating to the subject matter hereof, and all prior negotiations, agreements, and understanding, whether oral or written, are therefore superseded hereby. No modification or amendment of this Agreement shall be effective unless and until set forth in writing and signed by all parties hereto.

     26.0 Tehama County Bank will control approval and review of Merchants. Tehama County Bank will control the establishment of Merchant Fees with respect to VISA Transactions.

     27.0 This contract shall be terminated in the event that VISA USA prohibits Cardservice from providing services related to VISA Products in accordance with Section 9.17G of the VISA Regulation.

     28.0 Tehama County Bank, VISA USA and/or their designees may conduct financial and procedural audits and/or reviews at any time.


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     29.0  Records containing Cardholder and Merchant records as requested by
Tehama County Bank, VISA USA, their designees or any, regulatory agency must be made available as soon as possible but no later than seven business days from Cardservice's receipt of a request.

     30.0 Tehama County Bank shall maintain a file on Cardservice which includes all applicable documentation. This file shall be retained for a minimum of two years following discontinuance of the Tehama County Bank/Cardservice relationship and shall include the reason for discontinuance.

     31.0 Tehama County Bank warrants that it and Cardservice will comply with all the requirements in Section 10.6 and other applicable sections of the VISA Operating Regulations.

     32.0 VISA USA reserves the right to permanently prohibit Cardservice and/or its principal(s) from providing service with respect to VISA products for good cause, such as (i) fraudulent activity, (ii) activity which causes Tehama County Bank to repeatedly violate the VISA USA Operating Regulations,
(iii) operating in an unsound, unsafe manner and/or (iv) any other activities which may result in undue economic hardship and/or damage to the goodwill of the VISA system, if Cardservice fails to take corrective action.

     33.0 Tehama County Bank shall be responsible for and indemnify and hold VISA, USA and Mastercard International harmless against any and all claims, losses, damages or liabilities arising out of Tehama County Bank's use of Cardservice for Merchant solicitation, sales and service, Merchant Transaction processing solicitation or Merchant Transaction processing or the Member's use of the Agent Reference File.


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     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by a duly authorized representative on the day and written below.



                                            Tehama County Bank

                                            NAME:    /s/ D.B. Cargile

                                            TITLE:   President

                                            DATE:    April 19, 1991


                                            CARDSERVICE INTERNATIONAL, INC.

                                            NAME:    /s/ [text illegible]

                                            TITLE:   President

                                            DATE:    April 17, 1991


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